EXHIBIT 5.1

May 23, 2025

Atlas Energy Solutions Inc.

5918 W. Courtyard Drive, Suite 500

Austin, Texas 78730

Ladies and Gentlemen:

We have acted as counsel for Atlas Energy Solutions Inc., a Delaware corporation (the “Company”), with respect to certain legal matters in connection the preparation and filing of a Prospectus Supplement (as defined below) relating to the resale from time to time by the selling stockholder named therein of up to 1,727,764 shares of the Company’s common stock, par value $0.01 per share (the “Shares”). The resale of the Shares is being registered pursuant to a Registration Statement on Form S-3 (Registration No. 333-279434) (the “Registration Statement”) filed with the U.S. Securities and Exchange Commission (the “Commission”) on May 15, 2024, which became effective upon its filing with the Commission, a base prospectus dated May 15, 2024 included in the Registration Statement at the time it originally became effective (the “Base Prospectus”), and a prospectus supplement dated May 23, 2025 filed with the Commission pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the “Securities Act”) (the “Prospectus Supplement,” and together with the Base Prospectus, the “Prospectus”).

In connection with the opinions expressed herein, we have examined, among other things, (i) the Amended and Restated Certificate of Incorporation and the Amended and Restated Bylaws of the Company, (ii) the Registration Statement and the Prospectus, (iii) the records of corporate proceedings that have occurred prior to the date hereof with respect to the Registration Statement and (iv) such other instruments and documents as we consider appropriate for purposes of the opinions hereafter expressed. We have also reviewed such questions of law as we have deemed necessary or appropriate. As to matters of fact relevant to the opinions expressed herein, and as to factual matters arising in connection with our examination of corporate documents, records and other documents and writings, we have relied upon certificates and other communications of corporate officers of the Company, without further investigation as to the facts set forth therein.

In connection with rendering the opinions set forth below, we have assumed that (i) all information contained in all documents reviewed by us is true and correct; (ii) all signatures on all documents examined by us are genuine; and (iii) all documents submitted to us as originals are authentic and all documents submitted to us as copies conform to the originals of those documents.

Based upon the foregoing, and subject to the assumptions, qualifications, limitations, and exceptions set forth herein, we are of the opinion that the Shares have been legally issued and are fully paid and nonassessable.

Vinson & Elkins LLP Attorneys at Law Austin Dallas Denver Dubai Dublin Houston London Los Angeles New York Richmond San Francisco Tokyo Washington	200 W. 6th Street Austin, TX 78701 Tel +1.713.758.2222 Fax +1.713.758.2346 velaw.com

Atlas Energy Solutions Inc. May 23, 2025 Page 2

The foregoing opinions are limited to the Delaware General Corporation Law (including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting these laws) and the federal laws of the United States of America, and we are expressing no opinion as to the effect of the laws of any other jurisdiction, domestic or foreign.

We hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K dated on or about the date hereof, to the incorporation by reference of this opinion into the Registration Statement and to the reference to our firm in the Prospectus Supplement under the caption “Legal Matters.” In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Vinson & Elkins L.L.P.